SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                       ___________________


Date of Report (Date of earliest event reported) January 31, 1997

                   BIOCONTROL TECHNOLOGY, INC.
     (Exact name of registrant as specified in its charter)



        Pennsylvania                 0-10822           25-1229323
(State of other jurisdiction (Commission File Number) (IRS Employer
     of incorporation)                              Identification No.)


      300 Indian Springs Road, Indiana, Pennsylvania 15701
    (Address of principal executive offices)      (Zip Code)


Registrant's telephone number, including area code (412) 349-1811



_________________________________________________________________
                 (Former name or former address,
                  if changes since last report.)



Item 1.   Change in Control of Registrant.
          Not applicable.

Item 2.   Acquisition or Disposition of Assets.
          Not applicable.

Item 3.   Bankruptcy or Receivership.
          Not applicable.

Item 4.   Changes in Registrant's Certifying Accountant
          Not applicable.

Item 5.   Other Events.
          On January 31, 1997, Biocontrol Technology, Inc. (NASDAQ:BICO) announced that its subsidiary, IDT, Inc., in conjunction with HemoCleanse, Inc. of West Lafayette, IN, released the six-month results of HIV study patients which showed reduction of patient viral levels. These patients participated in the companies' July 1996 non-randomized study involving extracorporeal whole-body hyperthermia (WBH), utilizing the BioLogic-HR System and disposables for the treatment of HIV.
The results suggest WBH could extend the clinical effectiveness of multi-drug therapies once a patient begins developing drug resistance.
          IDT has received Institutional Review Board approval with a major hospital in Miami, FL to commence the companies' FDA-approved three-site study involving a total of 60 patients.
          In addition, research has extended abroad where a European protocol entitled "Clinical Evaluation of HIV Infected Patients Treated with Extracorporeal Whole Body Hyperthermia" to involve 150 patients has been developed for a cooperative study between Italian and German doctors, who will serve as project coordinators with a leading medical school in Hannover, Germany. Provided the study is approved, the project will purchase the system and disposables necessary for the study.

Item 6.   Resignation of Registrant's Directors.
          Not Applicable

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

          (a)  Financial Statements and Businesses Acquired - Not
               Applicable.

          (b)  Pro Forma Financial Information - Not Applicable.

          (c)  Exhibits-Press Release


                           SIGNATURES

      Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   BIOCONTROL TECHNOLOGY, INC.


                                   by /s/  Fred E. Cooper
                                           Fred E. Cooper, CEO
DATED: January 31, 1997

                                                  BICO
                                      BIOCONTROL TECHNOLOGY, INC.
                              2275 Swallow Hill Road, Bldg.  2500
                                            Pittsburgh, PA  15220

Press Release

Release:  Immediate

For More Information, Call:

Investors                                          Media
Diane McQuaide
Susan Taylor
1.412.429.0673  phone
1.412.279.9455 phone
1.412.279.9690  fax
1.412.279.9447 fax


              BIOCONTROL SUBSIDIARY, IDT, ANNOUNCES
             SIX-MONTH RESULTS OF HIV CLINICAL TRIAL

      Pittsburgh, PA - January 31, 1997 - Biocontrol Technology, Inc. (Nasdaq:BICO) announced today that its subsidiary, IDT, Inc., in conjunction with HemoCleanse, Inc. of West Lafayette, IN, released the six-month results of HIV study patients which showed reduction of patient viral levels. These patients participated in the companies' July 1996 non-randomized study involving extracorporeal whole-body hyperthermia (WBH) utilizing the BioLogic-HT System and disposables for the treatment of HIV.
      Four of the five patients involved were on triple-drug therapies (one protease inhibitor and two nucleosides), while the fifth patient was on a nucleoside alone. One patient on triple-drug therapy had an undetectable viral load at pre-treatment and remains undetectable six months after WBH treatment while continuing drug therapy. Interestingly, two of the three patients also on triple-drug therapy showed an upward trend in their viral loads prior to treatment but now have lower viral loads, as determined by bDNA ultrasensitive assay, six months following WBH and remaining on drug therapy. The other patient on triple-drug therapy showed only a slight increase in viral load at six months post-treatment. The last patient on a single nucleoside had a slightly lower viral load six months following WBH treatment and remains on this drug therapy. Normally, patients in this stage of the disease show an increased viral load as the disease progresses.
       These results suggest WBH could extend the clinical effectiveness of multi-drug therapies once a patient begins developing drug resistance. Milton Yatvin, Ph.D., Oregon Health Sciences University in Portland, an early advocate of using WBH to treat HIV infection, believes that "viral resistance to all current anti-HIV drugs, including the protease inhibitors, will eventually develop and result in reduced clinical efficacy of drug regimen and subsequent disease progression. Because it is unlikely that either virally infected cells or virus will develop heat resistance, WBH could reduce a patient's burden of resistant virus and extend the therapeutic usefulness of multi-drug therapies."
      IDT has received Institutional Review Board (IRB) approval with a major hospital in Miami, FL, to commence the companies' FDA-approved three-site study involving a total of 60 patients. At this first site, the Clinical Investigator, who is a leading Miami infectious disease physician specializing in HIV treatment, has been selected and patients for the study will be taken from the Miami area. It is anticipated that the study will begin within the next 60 days.
      In addition, research has extended abroad where a European protocol entitled "Clinical Evaluation of HIV Infected Patients Treated with Extracorporeal Whole Body Hyperthermia" to involve 150 patients has been developed for a cooperative study between Italian and German doctors, who will serve as project coordinators with a leading medical school in Hannover, Germany. Provided the study is approved, the project will purchase the system and disposables necessary for the study.
      Biocontrol Technology, Inc. has its corporate offices in Pittsburgh, Pennsylvania and is involved in the development and manufacture of biomedical devices and environmental products. IDT, Inc., also located in Pittsburgh, Pennsylvania, is a wholly-owned subsidiary of Biocontrol, develops the hyperthermia treatment procedure and holds exclusive worldwide marketing rights to the BioLogic-HT System and related disposables.